Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMMO, INC.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AMMO, Inc. (the “Corporation”) is executed and filed pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The undersigned DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is AMMO, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Amended and Restated Certificate of Incorporation of AMMO, Inc. in its entirety and replacing it with the following:

“The name of the corporation is Outdoor Holding Company (the “Corporation”).”

THIRD: This Certificate of Amendment shall become effective upon filing.

FOURTH: This Certificate of Amendment has been duly adopted by the board of directors of the Corporation in accordance with Section 242 of the DGCL and shall be executed, acknowledged and filed and shall become effective in accordance with Section 103 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of the 17th day of April, 2025.

/s/ Jared R. Smith

Jared R. Smith, Authorized Person